As filed with the Securities and Exchange Commission on June 25, 2010
Registration No. 333-160070

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

XTO Energy Inc.
(Exact name of registrant as specified in its charter)

Delaware	75-2347769
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

810 Houston Street
Fort Worth, Texas 76102
(817) 870-2800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Frank G. McDonald
Senior Vice President and General Counsel
810 Houston Street
Fort Worth, Texas 76102
(817) 870-2800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer 
Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company 

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement of XTO Energy Inc. (the “Company”) on Form S-3 (File No. 333-160070) filed with the Securities and Exchange Commission on June 18, 2009 (the “Registration Statement”), which registered an indeterminate amount of senior debt securities and shares of the Company’s common stock, par value $0.01 per share.

On June 25, 2010, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 13, 2009 among the Company, Exxon Mobil Corporation (“ExxonMobil”) and ExxonMobil Investment Corporation, a wholly owned subsidiary of ExxonMobil (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of ExxonMobil.  Under the Merger Agreement, each outstanding share of the Company's common stock (other than those held by the Company as treasury stock or by ExxonMobil) was converted into the right to receive 0.7098 of a share of ExxonMobil common stock.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement.  Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on June 25, 2010.

XTO ENERGY INC.

By:	/s/ Jack P. Williams
	Name:	Jack P. Williams
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William M. Colton	Director	June 25, 2010
William M. Colton

/s/ Beverley A. Babcock	Director	June 25, 2010
Beverley A. Babcock

/s/ David Levy	Director	June 25, 2010
David Levy

/s/ Robert N. Schleckser	Director	June 25, 2010
Robert N. Schleckser

/s/ Jack P. Williams	President	June 25, 2010
Jack P. Williams	(Principal Executive Officer)

/s/ Brent W. Clum	Senior Vice President and Treasurer	June 25, 2010
Brent W. Clum	(Principal Financial Officer)

/s/ Bennie G. Kniffen	Senior Vice President and Controller	June 25, 2010
Bennie G. Kniffen	(Principal Accounting Officer)